Filed Pursuant to Rule 424(b)(5)
Registration No. 333-107132
PROSPECTUS SUPPLEMENT
(to Prospectus dated January 5, 2005)
4,000,000 Shares
Floating-Rate Non-Cumulative Preferred Stock, Series B
(Liquidation Preference $100 per share)
      We are offering up to 4,000,000 shares of our Floating-Rate Non-Cumulative Preferred Stock, Series B, par value $0.20 per share, referred to as our Series B Preferred Stock, pursuant to this prospectus supplement and the attached prospectus.
      We have applied to list our Series B Preferred Stock on the New York Stock Exchange, referred to as the NYSE, under the symbol “SLMPRB” and if listing is approved, we expect trading will commence within 30 days after the initial delivery of the Series B Preferred Stock. Our common stock is listed on the NYSE under the symbol “SLM.” Our 6.97% Cumulative Redeemable Preferred Stock, Series A, referred to as our Series A Preferred Stock, is listed on the NYSE under the symbol “SLMPRA.” On May 27, 2005, the last reported sale prices of our common stock and Series A Preferred Stock on the NYSE were $48.96 per share and $57.66 per share, respectively.
       Investing in the Series B Preferred Stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per Share	Total

Price to the public	$100.00	$400,000,000
Underwriting and other fees	$0.75	$3,000,000
Proceeds, before expenses, to SLM Corporation	$99.25	$397,000,000
      We expect to deliver shares of Series B Preferred Stock through the facilities of The Depository Trust Company against payment in New York, New York on June 8, 2005.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      Obligations of SLM Corporation and its subsidiaries are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any of its subsidiaries is a government-sponsored enterprise or an instrumentality of the United States of America.

Joint Book-Runners

Goldman, Sachs & Co.	Morgan Stanley

Co-Managers
Banc of America Securities LLC

Citigroup

Lehman Brothers

Merrill Lynch & Co.

Wachovia Securities
Prospectus Supplement dated June 1, 2005.

ABOUT THIS PROSPECTUS SUPPLEMENT
      This document is a prospectus supplement that supplements a prospectus which is part of a registration statement that we have filed with the Securities and Exchange Commission. This prospectus supplement provides you with a general description of the Series B Preferred Stock.
      If there is any inconsistency between the information in this prospectus supplement and the attached prospectus, you should rely on the information in this prospectus supplement. You should read this prospectus supplement and the attached prospectus together with the additional information that is incorporated by reference in this prospectus supplement and the attached prospectus. That additional information is described under the heading “Where You Can Find More Information” beginning on page 1 of the attached prospectus.
      You should rely only on the information provided in this prospectus supplement and the attached prospectus, including the information incorporated by reference in this prospectus supplement and the attached prospectus. Neither we, nor any of the underwriters, have authorized anyone to provide you with different information. We are not offering our Series B Preferred Stock in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or the attached prospectus is accurate at any date other than the date indicated on the cover page of those documents.
      Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement to “we,” “us,” “our,” or similar references mean SLM Corporation.
      This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.
      Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus supplement.
      You should understand that the following important factors, among other things, could cause our results to differ materially from those expressed in forward-looking statements:

•	changes in terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations that may reduce the volume, average term, costs and yields on education loans under the Federal Family Education Loan Program or for non-FFELP loans or result in loans being originated or refinanced under non-FFELP programs or affect the terms upon which banks and others agree to sell FFELP loans to us;

•	changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, which could reduce demand for our products and services or increase our costs; and

•	changes in the general interest rate environment and in the securitization markets for education loans, which could increase the costs or limit the availability of financings necessary to originate, purchase or carry education loans.

SLM CORPORATION
      SLM Corporation and its subsidiaries are the nation’s leading private source of funding, delivery and servicing support for higher education loans for students and their parents. We are a holding company that operates through a number of subsidiaries. We were formed 32 years ago as the Student Loan Marketing Association, a federally chartered government-sponsored enterprise, with the goal of furthering access to higher education by acting as a secondary market for student loans. In 2004, we completed the historic privatization process that began in 1997 and resulted in the wind-down of the Student Loan Marketing Association. We completed the wind-down by defeasing the Student Loan Marketing Association’s remaining debt obligations and dissolving its federal charter on December 29, 2004.
      We derive most of our income from interest earnings or “spread income” from our portfolio of student loans. As we have grown our business, fee income from loan and guarantee servicing and other operations such as debt management operations has become an increasingly important source of earnings.
      Our principal executive offices are located at 12061 Bluemont Way, Reston, VA 20190, and our telephone number is (703) 810-3000.

THE OFFERING

Preferred stock we are offering	4,000,000 shares of Series B Preferred Stock.

Preferred stock to be outstanding after the offering:

Series A Preferred Stock.	3,300,000 shares

Series B Preferred Stock.	4,000,000 shares

Total	7,300,000 shares

NYSE symbol	SLMPRB

Use of proceeds after expenses	We intend to use the net proceeds from the sale of the Series B Preferred Stock for general corporate purposes.

Dividends	When, as, and if declared by our board of directors, dividends are payable at a floating rate of three-month LIBOR plus 0.70% per annum quarterly in arrears on and until June 15, 2011.

After and including the period beginning on June 15, 2011, dividends on the shares will be payable at a floating rate of three-month LIBOR plus 1.70% per annum quarterly in arrears.

Dividends on the shares are not cumulative and, accordingly, if for any reason our board of directors does not declare a dividend on the shares for a quarterly dividend period, holders of the shares will have no right to receive a dividend for that period, and we will have no obligation to pay a dividend for that period, whether or not we pay dividends in full or have sufficient funds to pay dividends in the future.

Dividend Payment Date	Dividends are payable on March 15, June 15, September 15 and December 15 of each year, beginning September 15, 2005 unless such day is not a business day, in which case, the related dividend will be paid on the next succeeding business day.

Record Dates	The record dates for the payment of dividends will not be earlier than 45 days or later than 10 days before the applicable Dividend Payment Date.

Maturity	The Series B Preferred Stock does not have any maturity date nor are we required to redeem the Series B Preferred Stock.

Redemption	The Series B Preferred Stock is redeemable in whole or in part at our discretion on any Dividend Payment Date on or after the Dividend Payment Date on June 15, 2010 at a price equal to the liquidation preference plus any accrued and unpaid dividends for the then-current quarterly dividend period, if any.

It is our intention to redeem the Series B Preferred Stock with proceeds raised from new capital offerings during the life of the Series B Preferred Stock with equal or greater equity benefit.

Liquidation Preference	If we liquidate, dissolve or wind up, then the holders of Series B Preferred Stock outstanding at the time will be entitled to receive $100 per share, plus an amount equal to accrued and unpaid dividends for the then-current quarterly dividend period, if any, pro rata with holders of our Series A Preferred Stock and holders of any other outstanding pari passu stock before any distribution of assets is made to holders of our common stock.

Voting and Board Observer Rights	None, except with respect to certain changes in the terms of the Series B Preferred Stock. Also, if we do not declare or pay dividends on the Series B Preferred Stock for four or more quarterly dividend periods (whether or not consecutive), the holders of the outstanding Series B Preferred Stock, voting together as a single class with the holders of any other class or series of our capital stock with similar voting rights, will be entitled to vote for the election of two board observers to attend and participate in meetings of our board of directors until we have fully paid all declared and unpaid dividends and resumed the payment of dividends in full on the Series B Preferred Stock for four consecutive dividend periods.

Preferred Stock Board Committee	Our board of directors maintains a committee appointed to monitor payment of dividends on our outstanding preferred stock, including both our Series A Preferred Stock and our Series B Preferred Stock. The committee includes at least three persons, each of whom is an independent director.

Ranking	The Series B Preferred Stock will rank, both as to the payment of dividends when due and upon liquidation, dissolution or winding up, junior to all our senior and subordinated indebtedness, pari passu with our outstanding Series A Preferred Stock, and senior to our common stock (and any other stock junior to the Series B Preferred Stock).

Conversion	The Series B Preferred Stock is not convertible into or exchangeable for any of our other securities or property.

U.S. Federal Income Tax Considerations	See “Certain U.S. Federal Tax Considerations” in this prospectus supplement for a discussion of certain U.S. federal tax consequences of purchasing, owning and disposing of the Series B Preferred Stock.

Risk Factors	See “Risk Factors” in this prospectus supplement for a discussion of factors you should consider carefully before deciding to invest in our Series B Preferred Stock.

RISK FACTORS
      An investment in the Series B Preferred Stock involves risks, including those described below, and in our most recent Annual Report on Form 10-K. You should carefully consider such risk factors and the other information included or incorporated by reference in this prospectus supplement and the attached prospectus before you decide to purchase Series B Preferred Stock.
      The Series B Preferred Stock is a new issuance and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares. Also, the Series B Preferred Stock has no stated maturity date.
      The Series B Preferred Stock is a new issue of securities with no established trading market. Because the Series B Preferred Stock does not have a stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We have applied to list the Series B Preferred Stock on the NYSE; however, we cannot assure you that the Series B Preferred Stock will be approved for listing. If the application is approved, trading of the Series B Preferred Stock on the NYSE is not expected to begin until a 30-day period after the date of initial delivery of the Series B Preferred Stock, and, in any event, an active trading market on the NYSE for the Series B Preferred Stock may not develop or, even if it does develop, may not last, in which case the trading price of the Series B Preferred Stock could be adversely affected and your ability to trade your shares may be limited. We have been advised by the underwriters that they intend to make a market in the Series B Preferred Stock, but the underwriters are not obligated to do so and may cease market-making activities, if commenced, at any time.
The market value of the Series B Preferred Stock could be substantially affected by various factors.
      As with other publicly traded securities, the trading price of the Series B Preferred Stock will depend on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have an adverse effect on the trading price of the Series B Preferred Stock;

•	the market for similar securities;

•	general economic and financial market conditions;

•	the market’s perception of our growth potential and potential future cash dividends and whether or not we are current on our dividend payments;

•	ratings of the Series B Preferred Stock, as determined by national ratings agencies;

•	government action or regulation; and

•	our financial condition, performance and prospects.
The Series B Preferred Stock will be subordinate to our indebtedness, and our indebtedness could prevent us from fulfilling our obligations under the Series B Preferred Stock.
      Our total indebtedness was approximately $78 billion at March 31, 2005. In addition, we have outstanding Series A Preferred Stock which is pari passu in right of payment of dividends when due with the Series B Preferred Stock. We may also borrow substantial additional secured or unsecured indebtedness or issue additional series of pari passu preferred stock in the future. The repayment of the principal and interest on our indebtedness may prevent us from being able to make dividend payments on the Series B Preferred Stock or reduce the frequency of those payments. Furthermore, under the terms of the Series A Preferred Stock, we will be unable to pay dividends on the Series B Preferred Stock unless we also declare, pay or set apart for payment accrued cumulative dividends on the Series A Preferred Stock. In addition, in the event of bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, our indebtedness will rank senior to the Series B Preferred Stock, and the holders of any indebtedness will be entitled to satisfaction of any amounts owed them prior to payment of the liquidation preference of any capital stock, including the Series B Preferred Stock. Since the dividends on the Series A Preferred Stock are cumulative, although the Series B Preferred Stock is pari passu in right of payment of dividends when due with the Series A Preferred Stock, in the event of bankruptcy, liquidation, dissolution or similar proceeding with respect to us, the pro rata liquidation preference paid to holders of Series A Preferred Stock will include a portion of cumulated dividends, while the pro rata liquidation preference paid to holders of Series B Preferred Stock will include only a portion of accrued dividends for the then-current quarterly dividend period, if any.

USE OF PROCEEDS
      We estimate that the net proceeds from the sale of the shares of our Series B Preferred Stock we are offering will be approximately $397 million. “Net proceeds” is what we expect to receive after deducting underwriting fees, before other fees and expenses of the offering.
      We intend to use the net proceeds from the sale of the Series B Preferred Stock for general corporate purposes.
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
      The following table sets forth our ratios of earnings to fixed charges and preferred stock dividends for the periods shown:

		For the Year	For the Year	For the Year	For the Year	For the Year
	For the Three	Ended	Ended	Ended	Ended	Ended
	Months Ended	December 31,	December 31,	December 31,	December 31,	December 31,
	March 31, 2005	2004	2003	2002	2001	2000

Ratio	1.71	2.74	3.21	1.98	1.27	1.23
      The ratios of earnings to combined fixed charges and preferred dividends were computed by dividing earnings by fixed charges and preferred dividends. For this purpose, earnings consist of net income from continuing operations and fixed charges. Fixed charges consist of interest expensed and capitalized, plus one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases. The ratios are based solely on historical financial information and no pro forma adjustments have been made thereto.

DESCRIPTION OF THE SERIES B PREFERRED STOCK
      The following description of the Series B Preferred Stock supplements and, to the extent inconsistent with the attached prospectus or as expressly provided in this prospectus supplement, replaces the more general description of preferred stock that appears in the attached prospectus. The following summarizes the material terms of the Series B Preferred Stock, but does not purport to be complete and is subject to and qualified in its entirety by reference to the form of the Certificate of Designation relating to the Series B Preferred Stock (the “Series B Certificate of Designation”) which will be filed at or prior to the issuance of the Series B Preferred Stock.
General
      The Series B Preferred Stock:

•	is a single series of floating rate, non-cumulative preferred stock consisting of 4,000,000 shares,

•	will rank, both as to payment of dividends when due and upon liquidation, dissolution or winding up, junior to all our senior and subordinated indebtedness, pari passu with our outstanding Series A Preferred Stock and senior to our common stock (and any other stock junior to the Series B Preferred Stock),

•	will not be convertible into shares of our common stock or any other securities,

•	will be fully paid and non-assessable,

•	will be non-voting (other than the limited voting rights set forth below under “Preferred Stock Board Committee; Limited Rights to Vote and Elect Board Observers”),

•	will confer no preemptive rights on its holders,

•	is redeemable on any Dividend Payment Date (as defined below) on or after June 15, 2010,

•	has no stated maturity, and

•	will not be subject to any sinking fund or mandatory redemption provision.
      The Bank of New York will be the transfer agent, dividend disbursing agent and registrar for the Series B Preferred Stock.
Dividends
      Dividends on shares of the Series B Preferred Stock will not be mandatory. Holders of Series B Preferred Stock will be entitled to receive, ratably, when, as and if declared by the board of directors out of funds legally available for dividend payments, non-cumulative, quarterly cash dividends from, but not including, the original issue date in the case of an initial declared dividend or the preceding Dividend Payment Date, as applicable. Dividends will be payable on March 15, June 15, September 15 and December 15 of each year unless such day is not a Business Day, in which case, the related dividend will be paid on the next succeeding Business Day (each, a “Dividend Payment Date”), commencing September 15, 2005, at a rate equal to (i) a floating rate of three-month LIBOR plus 0.70% per annum for periods ending on and prior to June 15, 2011 and (ii) a floating rate of three-month LIBOR plus 1.70% per annum for periods after June 15, 2011.
      Dividends payable on the Series B Preferred Stock, including dividends payable for partial dividend periods, will be computed on the basis of the actual number of days for which dividends are payable in the relevant Dividend Period (as defined below), divided by 360. For these purposes, “Business Day” means a day other than:

•	a Saturday or a Sunday,

•	a day on which New York City banks are closed, or

•	a day on which our offices are closed.
      Dividends will be paid to holders of record of the Series B Preferred Stock on the record date fixed by the board of directors. The record date will not be earlier than 45 days or later than 10 days before the applicable Dividend Payment Date. If declared, the initial dividend, which will be for the period from but not including June 8, 2005 through and including September 15, 2005, will be payable on September 15, 2005. Thereafter, each Dividend Period relating to a Dividend Payment Date will be the period from, but not including, the preceding Dividend Payment Date through and including the related Dividend Payment Date (each a “Dividend Period”).
      For any Dividend Period, LIBOR shall be determined by the calculation agent on the second London and New York business day immediately preceding the first day of such Dividend Period in the following manner:

•	LIBOR will be the offered rate per annum for three-month deposits in U.S. dollars, beginning on the first day of such period, as that rate appears on Moneyline Telerate Page 3750 as of 11:00 A.M., London time, on the second London and New York business day immediately preceding the first day of such Dividend Period.

•	If the rate described above does not appear on Moneyline Telerate Page 3750, LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the second London and New York business day immediately preceding the first day of such Dividend Period, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: three-month deposits in U.S. dollars, beginning on the first day of such Dividend Period, and in a Representative Amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the second London and New York business day immediately preceding the first day of such Dividend Period will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described above, LIBOR for the second London and New York business day immediately preceding the first day of such Dividend Period will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., New York City time, on the second London and New York business day immediately preceding the first day of such Dividend Period, by three major banks in New York City selected by the calculation agent: three-month loans of U.S. dollars, beginning on the first day of such Dividend Period, and in a Representative Amount.

•	If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new Dividend Period will be LIBOR in effect for the prior Dividend Period.
      The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period, will be on file at our principal offices, will be made available to any stockholder upon request and will be final and binding in the absence of manifest error.
      In this subsection, we use several terms that have special meanings relevant to calculating LIBOR. We define these terms as follows:
      The term “Representative Amount” means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

      The term “Moneyline Telerate Page” means the display on Moneyline Telerate, Inc., or any successor service, on the page or pages specified in this prospectus supplement or any replacement page or pages on that service.
      The term “London and New York business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market and on which banking institutions in New York City generally are not authorized or obligated by law or executive order to close.
      Dividends on shares of Series B Preferred Stock will not be cumulative. Accordingly, if our board of directors, or a duly authorized committee of the board of directors, does not declare a dividend on the Series B Preferred Stock payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend will not accrue and we will have no obligation to pay a dividend for that Dividend Period on the Dividend Payment Date or at any future time, whether or not dividends on the Series B Preferred Stock are declared for any future Dividend Period.
      The Series B Preferred Stock will rank pari passu both in right of payment of dividends when due and distribution of assets upon liquidation with the Series A Preferred Stock. The Series B Preferred Stock will rank prior to our common stock, par value $0.20 per share, or any other stock junior to the Series B Preferred Stock, with respect to the payment of dividends when due and the distribution of assets upon liquidation, to the extent provided in the Series B Certificate of Designation.
      No dividends shall be declared or paid or set apart for payment on our common stock or any other class or series of stock ranking junior to or on a parity with the Series B Preferred Stock with respect to the payment of dividends when due unless all accrued and unpaid dividends have been declared and paid or set apart for payment on the outstanding Series B Preferred Stock in respect of the then-current Dividend Period. In the event that we declare but do not pay any one or more dividends or any part thereof on the Series B Preferred Stock, the holders of that Series B Preferred Stock shall not have any cause of action against us in respect of such non-payment so long as no dividend is paid on any junior or parity stock in violation of the preceding sentence.
      No common stock or any other stock ranking junior to or on a parity with the Series B Preferred Stock as to the payment of dividends when due may be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any shares of that stock) unless all accrued and unpaid dividends have been declared and paid or set apart for payment on the outstanding Series B Preferred Stock in respect of the then-current Dividend Period; provided, however, that any moneys previously deposited in any sinking fund with respect to any junior or parity stock or common stock in compliance with the provision of the sinking fund may thereafter be applied to the purchase or redemption of the stock in accordance with the terms of the sinking fund, regardless of whether at the time of the application full dividends upon the Series B Preferred Stock accrued and unpaid to the most recent Dividend Payment Date have been declared and paid or set apart for payment; provided that, if and when authorized by the board of directors, any such junior or parity stock or common stock may be converted into or exchanged for stock ranking junior to the Series B Preferred Stock as to payment of dividends when due.
      The board of directors, in its discretion, may choose to pay dividends on the Series B Preferred Stock without paying any dividends on our common stock.
      We will not declare or pay or set apart for payment any dividends on any shares of the Series B Preferred Stock unless we declare or pay or set apart for payment dividends on any outstanding class or series of stock ranking prior to or pari passu with the Series B Preferred Stock with respect to the payment of dividends when due, including the Series A Preferred Stock. Furthermore, under the terms of the Series A Preferred Stock, we will be unable to pay dividends on the Series B Preferred Stock unless we declare or pay or set apart for payment accrued dividends on the Series A Preferred Stock. Since the dividends on the Series A Preferred Stock are cumulative, although the Series B Preferred Stock is pari passu as to the right of payment of dividends when due with the Series A Preferred Stock, in the event of bankruptcy, liquidation, dissolution or similar proceeding with respect to us, the pro rata liquidation preference paid to holders of the Series A Preferred Stock will include a portion of cumulated dividends, while the pro rata liquidation preference paid to holders of the Series B Preferred Stock will include only a portion of accrued dividends for the then-current Dividend Period, if any.
      Holders of shares of the Series B Preferred Stock will not be entitled to any dividends, whether payable in cash or property, other than as described above and will not be entitled to interest, or any sum in lieu of interest, relating to any dividend payment.
Optional Redemption
      On any Dividend Payment Date on or after June 15, 2010 and subject to the terms of any other class or series of stock ranking on a parity with the Series B Preferred Stock and any further limitations that may be imposed by law, we may redeem the Series B Preferred Stock:

•	in whole or in part,

•	so long as all accrued and unpaid dividends on the outstanding Series A Preferred Stock have been declared and paid or set apart for payment for all prior Dividend Periods with respect to such Series A Preferred Stock,

•	out of funds legally available therefor,

•	at the redemption price of $100.00 per share plus accrued and unpaid dividends for the then-current quarterly Dividend Period, if any.
      If we choose to redeem fewer than all of the outstanding shares of the Series B Preferred Stock, we will select shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (as nearly as possible) or by any other method that we in our sole discretion deem equitable.
      We will give notice of any redemption by mail to holders of the Series B Preferred Stock not less than 30 days and not more than 60 days prior to the date we fix for that redemption. Each notice will state:

•	the number of shares of Series B Preferred Stock being redeemed,

•	the redemption price,

•	the redemption date, and

•	the place at which a holder’s certificate(s) representing shares of the Series B Preferred Stock must be presented upon such redemption.
      Any notice that is so mailed shall be conclusively presumed to have been duly given, whether or not the stockholder received such notice. Our failure duly to give notice or any defect in any notice or in the mailing of any notice shall not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred Stock that are to be redeemed.
      If any redemption date is not a Business Day, then payment of the redemption price may be made on the next Business Day with the same force and effect as if made on the redemption date, and no interest, additional dividends or other sums will accrue on the amount payable from the redemption date to the next Business Day.
      From and after the redemption date, the shares of Series B Preferred Stock called for redemption will no longer be deemed outstanding, and all rights of the stockholders as holders of the Series B Preferred Stock will cease.
No Preemptive Rights and No Conversion
      No holder of the Series B Preferred Stock will have any preemptive right to purchase or subscribe for any of our other shares, rights, options or other securities of any class that at any time we may sell or offer for sale. The holders of shares of Series B Preferred Stock will have no right to convert their shares into or exchange their shares for any other class or series of our stock, obligations or property.
Preferred Stock Board Committee; Limited Rights to Vote and Elect Board Observers
      The board of directors maintains a committee whose purpose is to monitor and evaluate our proposed actions that may impact the rights of holders of our outstanding preferred stock, including the payment of dividends on the Series B Preferred Stock, and to report to the board of directors thereon. The board of directors must designate from among its independent directors (as defined by our bylaws or by the rules of the NYSE) at least three directors to serve on that committee. The committee must meet at least once a year.
      Except as described below and under “— Amendments”, the holders of the Series B Preferred Stock will not be entitled to vote. Whenever dividends on any shares of Series B Preferred Stock have not been declared by the board of directors or paid for an aggregate of four or more Dividend Periods, whether or not consecutive (a “Non-Payment Period”), the holders of the Series B Preferred Stock, voting together as a single class with all other classes or series of our capital stock with like voting rights which are exercisable and which are entitled to vote as a class with the Series B Preferred Stock, will be entitled to vote for the election of two observers to the board of directors (“Appointed Observers”). Such Appointed Observers shall be elected at a special meeting called by one of our officers at the request of the holders of record of at least 10% of (i) the outstanding Series B Preferred Stock or (ii) any such other class or series of our capital stock entitled to vote for such committee, and reelected at each subsequent annual meeting of our stockholders.
      These voting rights will continue until we have fully paid all declared and unpaid dividends and resumed the payment of dividends in full on the Series B Preferred Stock for four consecutive Dividend Periods (a “Payment Cure”). The Appointed Observers will have no voting rights, but they will receive notice of all meetings of our board of directors and of the committee of the board of directors described above, they may attend and speak at those meetings on all matters and they shall have the right to include statements in the minutes of such meetings. Following a Payment Cure, the right of holders of Series B Preferred Stock to elect the two Appointed Observers will cease and, unless there are other classes and series of our capital stock with like voting rights which are exercisable, the rights of each of the two Appointed Observers so elected will immediately and automatically terminate.
      If one of our officers does not call a special meeting for the election of the Appointed Observers within 30 days after request by the holders of record of at least 10% of the outstanding shares of Series B Preferred Stock, the requesting holders may designate a holder of Series B Preferred Stock to call a meeting at our expense. We will pay all costs and expenses of calling and holding any meeting and of electing Appointed Observers as described above.
      The voting rights described above will not apply if we redeem or call for redemption (and deposit sufficient funds in trust to effect such redemption) all outstanding shares of Series B Preferred Stock at or before the time when the action that would otherwise require such a vote occurs or is taken.
      In any matter in which the holders of Series B Preferred Stock are entitled to vote, including any action by written consent, each share of Series B Preferred Stock shall be entitled to one vote, except that when shares of any other class or series of our capital stock have the right to vote with the Series B Preferred Stock as a single class on any matter, the Series B Preferred Stock and the shares of each such other class or series will have one vote for each $50.00 of liquidation preference (excluding accrued dividends, if any).
Liquidation Rights
      Upon our voluntary or involuntary dissolution, liquidation or winding up, after payment or provision for our liabilities and the expenses of that dissolution, liquidation or winding up, the holders of the outstanding shares of the Series B Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders pari passu with liquidation payments or distributions made to our Series A Preferred Stock and any other class or series of stock ranking on a parity as to liquidation with the Series B Preferred Stock and before any payment or distribution is made on our common stock (or any other stock junior to the Series B Preferred Stock), the amount of $100.00 per share plus accrued and unpaid dividends for the then-current Dividend Period, if any. If we lack sufficient assets available for distribution to pay in full the aggregate amount payable to holders of the Series B Preferred Stock and any other class or series of stock ranking pari passu upon liquidation with the Series B Preferred Stock, the assets will be distributed to the holders of Series B Preferred Stock and such parity stock pro rata, based on the amounts to which they are entitled. Since the dividends on the Series A Preferred Stock are cumulative, although the Series B Preferred Stock is pari passu as to the right of payment of dividends when due with the Series A Preferred Stock, in the event of bankruptcy, liquidation, dissolution or similar proceeding with respect to us, the pro rata liquidation preference paid to holders of the Series A Preferred Stock will include a portion of cumulated dividends, while the pro rata liquidation preference paid to holders of the Series B Preferred Stock will include only a portion of accrued dividends for the then-current Dividend Period, if any.
      Our consolidation, merger or combination with or into any other corporation or entity, or the sale of all or substantially all of our property or business is not a liquidation, dissolution or winding up for purposes of these provisions on liquidation rights.
Additional Classes or Series of Stock
      We have the right to authorize, create and issue additional classes or series of stock ranking pari passu with or junior to the Series B Preferred Stock, as to the payment of dividends when due, liquidation or otherwise, without the consent of holders of the Series B Preferred Stock. We may not, however, create and issue additional classes or series of stock ranking prior to the Series B Preferred Stock as to dividends, liquidation or otherwise.
Amendments
      Without the consent of the holders of the Series B Preferred Stock, we have the right to amend, alter, supplement or repeal any terms of the Series B Preferred Stock:

•	to cure any ambiguity,

•	to correct or supplement any term that may be defective or inconsistent with any other terms, or

•	to make any other provisions so long as our action does not materially and adversely affect the rights, preferences, privileges or voting power of the holders of the Series B Preferred Stock.
      Otherwise, the terms of the Series B Preferred Stock may be amended, altered, supplemented or repealed only with the consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock. On matters requiring their consent, holders of the Series B Preferred Stock will be entitled to one vote per share.
NYSE
      We have applied to list the Series B Preferred Stock on the NYSE. Approval of our application will be subject, among other things, to satisfactory distribution of the Series B Preferred Stock. We expect that, if approved, trading of the Series B Preferred Stock on the NYSE will commence within 30 days after the initial delivery of the Series B Preferred Stock.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
      The following is a summary of certain U.S. federal income and estate tax consequences of the purchase, beneficial ownership and disposition of our Series B Preferred Stock. This summary applies only to those holders who hold our Series B Preferred Stock as a capital asset.
      This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•	regulated investment companies or real estate investment trusts;

•	small business investment companies;

•	S corporations;

•	partnerships or other entities treated as partnerships for U.S. federal tax purposes;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding our Series B Preferred Stock as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	certain former citizens or residents of the United States;

•	persons subject to the alternative minimum tax;

•	retirement plans or other tax-exempt entities, or persons holding our Series B Preferred Stock in tax-deferred or tax-advantaged accounts; or

•	a “controlled foreign corporation” or a “passive foreign investment company” for U.S. federal income tax purposes.
      This summary also does not address:

•	the tax consequences to shareholders, partners or other equity holders in, or beneficiaries of, a holder; or

•	any state, local or foreign tax consequences of the purchase, ownership or disposition of our Series B Preferred Stock.
      This discussion is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations issued thereunder, and rulings, decisions and administrative pronouncements currently in effect (or in some cases proposed), all of which are subject to change or differing interpretations. Any such change or differing interpretation may be applied retroactively and may adversely affect the U.S. federal income or estate tax consequences described herein.
      Persons considering the purchase of our Series B Preferred Stock are urged to consult their tax advisors with regard to the application of the U.S. federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders
      For purposes of this summary, the term “U.S. holder” means a beneficial owner of our Series B Preferred Stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons, as defined under the Code, have authority to control all of its substantial decisions.
      An individual may, subject to certain exceptions, be deemed to be a resident of the United States for U.S. federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

Distributions
      Dividends paid on shares of our Series B Preferred Stock will be treated as dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be taxable as ordinary income. To the extent that the amount of any dividend paid on shares of our Series B Preferred Stock exceeds our current and accumulated earnings and profits attributable to those shares, the dividend will be treated first as a return of capital and will be applied against and reduce your adjusted tax basis (but not below zero) in such shares of our Series B Preferred Stock. The amount of any such dividend in excess of your adjusted tax basis will then be taxed as capital gain arising from the sale of shares. For purposes of the remainder of this discussion, it is assumed that dividends paid on shares of our Series B Preferred Stock will constitute dividends for U.S. federal income tax purposes.
      If you are a corporation, distributions received by you that are taxed as dividends will generally be eligible for a 70% dividends-received deduction under the Code. However, the Code disallows this dividends-received deduction in its entirety if the shares with respect to which the dividend is paid are held by you for less than 46 days during the 91-day period beginning on the date which is 45 days before the date on which the shares become ex-dividend with respect to such dividend (a 91-day minimum holding period applies to certain dividend arrearages).
      Under current law, if you are an individual, dividends received by you generally will be subject to a reduced maximum tax rate of 15% through December 31, 2008, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that you elect to treat the dividends as “investment income,” which may be offset by “investment expense” (each within the meaning of section 163(d) of the Code). Furthermore, the rate reduction will also not apply to dividends that are paid to you with respect to shares of our Series B Preferred Stock that are held by you for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which the shares of our Series B Preferred Stock become ex-dividend with respect to such dividends (a 91-day minimum holding period applies to certain dividend arrearages).
      In general, for purposes of meeting the holding period requirements for both the dividends-received deduction and the reduced maximum tax rate on dividends described above, you may not count towards your holding period any period in which you (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of shares of our Series B Preferred Stock or substantially identical stock or securities, (b) are the grantor of an option to buy shares of our Series B Preferred Stock or substantially identical stock or securities or (c) otherwise have diminished your risk of loss by holding one or more other positions with respect to substantially similar or related property. The U.S. Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is the beneficiary of a guarantee, surety agreement, or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock.
      In addition, the Code disallows the dividends-received deduction as well as the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.
      If you are a corporation, you should consider the effect of section 246A of the Code, which reduces the dividends-received deduction allowed with respect to “debt-financed portfolio stock.” The Code also imposes a 20% alternative minimum tax on corporations. In some circumstances, the portion of dividends subject to the dividends-received deduction will serve to increase a corporation’s minimum tax base for purposes of the determination of the alternative minimum tax. In addition, a corporate shareholder may be required to reduce its basis in stock with respect to certain “extraordinary dividends”, as provided under section 1059 of the Code. Individuals who receive “extraordinary dividends” may be required to treat losses on the sale of their shares as long-term capital losses.
      You should consult your tax advisor regarding the implications of these rules in light of your particular circumstances.

Sale, Exchange or other Disposition
      Except as described below with respect to a redemption of our Series B Preferred Stock, a sale, exchange or other taxable disposition of shares of our Series B Preferred Stock will generally result in gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in such shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for such shares exceeds one year. Under current law, if you are an individual, net long-term capital gain realized by you is subject to a reduced maximum tax rate of 15%. After December 31, 2008, the maximum rate is scheduled to return to the previously effective 20% rate. The deduction of capital losses is subject to limitations.

Redemption
      A redemption of our Series B Preferred Stock may be treated as a dividend, rather than as payment in exchange for the shares, unless the redemption is “not essentially equivalent to a dividend” with respect to the holder within the meaning of section 302(b)(1) of the Code or meets certain other requirements of section 302(b) of the Code. In applying this standard, the holder must take into account not only the Series B Preferred Stock and other shares of our stock that it owns directly, but also the Series B Preferred Stock and other shares of our stock that it constructively owns within the meaning of section 318 of the Code.
      If the redemption satisfies the above requirements to be treated as a payment in exchange for shares, you would generally be required to recognize capital gain or loss in an amount equal to the difference between the amount of cash received by you and your tax basis in the redeemed shares. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares exceeds one year. Dividend income may be recognized, however, to the extent cash is received in payment of dividends in arrears.
      If the redemption does not satisfy the above requirements to be treated as a payment in exchange for shares, then the entire amount received (without offset for your tax basis in your shares redeemed) will be treated as a distribution as described under “— Distributions” above. In such case, your tax basis in the redeemed shares will be allocated to your remaining shares, if any. Prospective investors should consult their own tax advisors as to the U.S. federal income tax consequences of a redemption of shares of our Series B Preferred Stock in their particular circumstances.
Non-U.S. Holders
      As used herein, the term “non-U.S. holder” means a beneficial owner of our Series B Preferred Stock that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation;

•	an estate whose income is not subject to U.S. federal income tax on a net income basis; or

•	a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if no United States persons, as defined under the Code, have the authority to control all of its substantial decisions.

Distributions
      In general, dividends paid to you will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States are generally exempt from withholding tax. Instead, these dividends will be subject to U.S. federal income tax in the same manner as if you were a U.S. holder (assuming, if required by an applicable treaty, the dividends are attributable to a permanent establishment maintained by you within the United States). You must comply with certification and disclosure requirements (for example, on an Internal Revenue Service Form W-8ECI or applicable successor form) in order for effectively connected income to be exempt from withholding. If you are a foreign corporation, any effectively connected dividends you receive may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).
      A non-U.S. holder of shares of our Series B Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to satisfy applicable certification (on an Internal Revenue Service Form W-8BEN or other applicable form) and other requirements prior to the distribution date. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals, for U.S. federal income tax purposes. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.
      If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may be entitled to obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale, Exchange or other Disposition
      You will generally not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange, or other disposition (including a redemption treated as a payment in exchange for shares as described above under “U.S. Holders — Redemption”) of Series B Preferred Stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.
      An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. holder and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Federal Estate Tax
      If you are an individual, interests in Series B Preferred Stock owned by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes, unless an applicable treaty provides otherwise.
Information Reporting and Backup Withholding
      We will be required to report annually to the Internal Revenue Service and to each holder (other than corporations and other exempt holders) the amount of distributions qualifying as dividends paid to the holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.
      Backup withholding at the applicable statutory rate will apply to dividends received by U.S. holders if the U.S. holder fails to provide in the required manner a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income. A non-U.S. holder will be subject to backup withholding for dividends paid to the holder unless the holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
      Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Series B Preferred Stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.
      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING
      We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Series B Preferred Stock. Subject to certain conditions, each underwriter has severally and not jointly agreed to purchase the number of shares of Series B Preferred Stock indicated in the following table.

Underwriters	Number of Shares

Goldman, Sachs & Co.	1,600,000
Morgan Stanley & Co. Incorporated	1,600,000
Banc of America Securities LLC	160,000
Citigroup Global Markets Inc.	160,000
Lehman Brothers Inc.	160,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	160,000
Wachovia Capital Markets, LLC	160,000

Total	4,000,000

      The per share and total underwriting discounts and commissions to be paid to the underwriters by us are $0.75 and $3,000,000, respectively.
      Shares sold by the underwriters to the public will initially be offered at the initial price to the public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.50 per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.25 per share from the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.
      The Series B Preferred Stock is a new issue of securities with no established trading market. We have applied to list the Series B Preferred Stock on the NYSE. We expect that, if approved, trading of the Series B Preferred Stock on the NYSE will commence within 30 days after the initial delivery of the Series B Preferred Stock. We have been advised by the underwriters that the underwriters intend to make a market in the Series B Preferred Stock but are not obligated to do so and may discontinue any such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series B Preferred Stock.
      We have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any equity securities that are substantially similar to the Series B Preferred Stock or securities convertible into or exchangeable for securities that are substantially similar to the Series B Preferred Stock during the period from the date of this prospectus supplement continuing through the date 30 days after the date of this prospectus supplement, except with the prior written consent of the representatives.
      In connection with the offering, the underwriters may purchase and sell shares of Series B Preferred Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Series B Preferred Stock while the offering is in progress.
      The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Series B Preferred Stock. As a result, the price of the Series B Preferred Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.
      Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the original delivery date, will not offer or sell any shares of the Series B Preferred Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares of the Series B Preferred Stock in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series B Preferred Stock in, from or otherwise involving the United Kingdom.
      Shares of the Series B Preferred Stock may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.
      Shares of the Series B Preferred Stock may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the Series B Preferred Stock may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Series B Preferred Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.
      This prospectus supplement and the attached prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the attached prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the Series B Preferred Stock may not be circulated or distributed, nor may the Series B Preferred Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Series B Preferred Stock to the public in Singapore.
      The Series B Preferred Stock have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares of the Series B Preferred Stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

      We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $207,000.
      We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
      Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
LEGAL MATTERS
      Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will pass upon the validity of the securities offered hereby. The underwriters have been represented by Cadwalader, Wickersham & Taft LLP, New York, New York.
EXPERTS
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” certain information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling stockholders sell all of our common stock registered under this prospectus, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K.

•	our annual report on Form 10-K for the year ended December 31, 2004;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2005;

•	our definitive proxy statements filed on April 11, 2005; and

•	our current reports on Form 8-K, which we filed on January 4, 2005, January 11, 2005, January 28, 2005, February 2, 2005, March 4, 2005, March 23, 2005, March 23, 2005 and May 25, 2005.
      The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or calling us at the following address or telephone number:
Corporate Secretary
SLM Corporation
12061 Bluemont Way
Reston, Virginia 20190
(703) 810-3000
      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in that filing.

January 5, 2005
Prospectus
SLM CORPORATION
$20,000,000,000
Debt Securities
Common Stock
Preferred Stock
Warrants

•	This prospectus provides you with a general description of the securities we may offer. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

•	We are registering shares of our common stock primarily to preserve our flexibility to deliver or sell shares of our common stock in connection with the settlement of privately negotiated equity forward purchase contracts. We also may issue common stock upon conversion, exercise or exchange of any debt securities, preferred stock or warrants. Our common stock is listed on the New York Stock Exchange under the symbol “SLM.”

•	We are required to include the following legend:
Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is dated January 5, 2005

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell debt securities, preferred stock and warrants in one or more offerings up to a total dollar amount of $20,000,000,000. We may sell these securities either separately or in units. We may also issue common stock upon conversion, exchange or exercise of any of the securities mentioned above, and we may sell or deliver our common stock in connection with the settlement of privately negotiated equity forward or equity option transactions we have entered into or may enter into from time to time.
      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
      The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities we may offer under this prospectus. You can read that registration statement at the SEC’s web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”
WHERE YOU CAN FIND MORE INFORMATION
      We file annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room in Washington, D.C. (located at 450 Fifth Street, N.W., Washington, D.C. 20549). Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a site on the World Wide Web at http://www.sec.gov. This site contains reports, proxy and information statements and other information about registrants that file electronically with the SEC. You can also inspect reports and other information we file at the office of the New York Stock Exchange, Inc. (located at 20 Broad Street, New York, New York 10005) or at our web site at http://www.salliemae.com.
      We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. This registration statement contains additional information about us and our securities. You can inspect the registration statement and exhibits without charge at the SEC’s office in Washington, D.C. (located at 450 Fifth Street, N.W., Washington, D.C. 20549), and you may obtain copies from the SEC at prescribed rates.
      The SEC permits us to “incorporate by reference” the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2003, which we filed on March 15, 2004;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, which we filed on May 10, 2004, August 9, 2004 and November 9, 2004, respectively;

•	the description of our common stock in our Form 8-A, which we filed on August 7, 1997 and amended on July 27, 1999, and any amendments or reports filed for the purpose of updating this description;

•	the description of our currently outstanding preferred stock in our form 8-A, which we filed on November 10, 1999;

•	our current reports on Form 8-K, which we filed on December 17, 2004 and January 4, 2005; and

•	all documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we sell all of the securities offered by this prospectus, other than current reports furnished to the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.
      You may request a copy of these filings at no cost by writing or telephoning us at the following address:
Corporate Secretary
SLM Corporation
12061 Bluemont Way
Reston, VA 20190
(703) 810-3000
      You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.
FORWARD-LOOKING STATEMENTS
      This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.
      Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.
      You should understand that the following important factors could cause our results to differ materially from those expressed in forward-looking statements:

•	changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations that may reduce the volume, average term, costs and yields on education loans under the Federal Family Education Loan Program or for non-FFELP loans or result in loans being originated or refinanced under non-FFELP programs or affect the terms upon which banks and others agree to sell FFELP loans to us;

•	changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, which could reduce demand for our products and services or increase our costs; and

•	changes in the general interest rate environment, in the capital markets or in the securitization markets for education loans, which could increase the costs or limit the availability of financings necessary to originate, purchase or carry education loans.

SLM CORPORATION
      We were formed in 1997 in connection with the reorganization of the Student Loan Marketing Association under the Student Loan Marketing Association Reorganization Act of 1996. Our principal business is financing and servicing education loans. We presently conduct a majority of this business through three wholly-owned entities: SLM Education Credit Finance Corporation, SLM Education Loan Corp. and Sallie Mae, Inc., each of which is a Delaware corporation. The Student Loan Marketing Association, our subsidiary and a government-sponsored enterprise chartered by an act of Congress, was liquidated on December 29, 2004. We are the largest non-governmental source of financing and servicing for education loans in the United States.
      We changed our name from USA Education, Inc. to SLM Corporation, effective May 17, 2002.
      Our principal executive offices are located at 12061 Bluemont Way, Reston, VA 20190, and our telephone number is (703) 810-3000.
USE OF PROCEEDS
      Unless the applicable prospectus supplement states otherwise, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes.
RATIO OF EARNINGS TO FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS
      The following table sets forth our ratio of earnings to fixed charges and preferred stock dividends for the five years ended December 31, 2003 and the nine month periods ended September 30, 2004 and September 30, 2003.

						Nine Months
						ended
	Years ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(1)	1.34	1.23	1.27	1.98	3.21	3.44	2.82
Ratio of Earnings to Fixed Charges(1)	1.34	1.24	1.27	2.00	3.24	3.49	2.84

(1)	For purposes of computing these ratios, earnings represent income before income tax expense plus fixed charges less preferred stock dividends. Fixed charges represent interest expense plus one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.
SECURITIES WE MAY OFFER
      This section describes the general terms and provisions of the securities to which this prospectus and any prospectus supplement relates.
Types of Securities
      The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series;

•	preferred stock, which we may issue in one or more series;

•	common stock;

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities;

•	warrants or other rights relating to foreign currency exchange rates; or

•	warrants for the purchase or sale of debt securities of, or guaranteed by, the United States government or its agencies, units of a stock index or a stock basket or a commodity or a unit of a commodity index.
      The aggregate initial offering price of all securities we sell will not exceed $20,000,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them.
ADDITIONAL INFORMATION
      We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future. Each prospectus supplement will include the following information:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters or agents, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters or agents;

•	information about securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	any material United States federal income tax considerations that apply to the securities; and

•	any other material information about the offering and sale of the securities.
DESCRIPTION OF DEBT SECURITIES
      This section discusses debt securities we may offer under this prospectus.
      We will issue debt securities under an indenture, dated as of October 1, 2000, between us and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, New York, New York, as trustee, as amended or supplemented from time to time. JPMorgan Chase Bank is qualified to act as trustee under the Trust Indenture Act of 1939. The indenture permits there to be more than one trustee under the indenture with respect to different series of debt securities. The indenture is governed by the Trust Indenture Act.
      We may offer debt securities for an aggregate principal amount of up to $20,000,000,000 under this prospectus. From October 1, 2003 to January 4, 2005, we issued approximately $11,116,000,000 in aggregate principal amount of debt securities under the indenture. As of January 4, 2005, we had approximately $8,884,000,000 in aggregate principal amount of our debt securities outstanding under the indenture.
      The following is a summary of the indenture. It does not restate the indenture entirely. We urge you to read the indenture. The indenture and any applicable indenture supplement will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may inspect them at the office of the trustee, or as described under the heading “Where You Can Find More Information.” References below to an “indenture” are references to the indenture and the applicable indenture supplement under which we issue a particular series of debt securities.
Terms of the Debt Securities
      Our debt securities will be unsecured obligations of SLM Corporation. We may issue them in one or more series. Authorizing resolutions, a certificate or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement with, for some offerings, a pricing supplement, for each series of debt securities that will describe:

•	the title of the debt securities and their CUSIP and ISIN numbers, as applicable;

•	any limit upon the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal and premium, if any, of the debt securities will be payable;

•	if the debt securities will bear interest:

•	the interest rate on the debt securities or the method by which the interest rate may be determined;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities; and

•	any circumstances under which we may defer interest payments;

•	the place or places where:

•	we can make payments on the debt securities;

•	the debt securities can be surrendered for registration of transfer or exchange; and

•	notices and demands can be given to us relating to the debt securities and under the applicable indenture, and where notices to holders pursuant to the applicable indenture will be published;

•	any optional redemption provisions that would permit us or the holders of debt securities to elect to redeem the debt securities before their final maturity;

•	any conversion features;

•	any sinking fund provisions that would obligate us to redeem the debt securities;

•	whether any of the debt securities are to be issuable as registered securities, bearer securities or both, whether debt securities are to be issuable with or without coupons or both and, if issuable as bearer securities, the date as of which the bearer securities will be dated (if other than the date of original issuance of the first debt security of that series of like tenor and term to be issued);

•	whether all or part of the debt securities will be issued in whole or in part as temporary or permanent global securities and, if so, the depositary for those global securities and a description of any book-entry procedures relating to the global securities;

•	if we issue temporary global securities, any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

•	the denominations in which the debt securities will be issued, if other than $1,000 or an integral multiple of $1,000 in the case of registered securities or $5,000 in the case of bearer securities;

•	the portion of the principal amount of debt securities payable upon a declaration of acceleration of maturity, if other than the full principal amount;

•	the currency or currencies in which the debt securities will be denominated and payable and, if a composite currency, any related special provisions;

•	any circumstances under which the debt securities may be paid in a currency other than the currency in which the debt securities are denominated and any related provisions;

•	the manner in which principal, premium and interest on debt securities will be determined if they are determined with reference to an index based upon a currency or currencies other than that in which the debt securities are denominated or payable;

•	any events of default that will apply to the debt securities in addition to those contained in the applicable indenture;

•	whether the issue of debt securities may be “reopened” by offering additional securities with substantially the same terms;

•	any additions or changes to the covenants contained in the applicable indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

•	whether the provisions described below under the heading “Defeasance” apply to the debt securities;

•	the identity of the security registrar and paying agent for the debt securities if other than the applicable trustee;

•	any risk factors; and

•	any other terms of the debt securities.
Covenants Contained in Indenture
      The indenture does not contain financial covenants. It does not restrict our ability to put liens on our interests in our subsidiaries, and it does not restrict our ability to sell or otherwise dispose of our interests in any of our subsidiaries.
      We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indenture.
Consolidation, Merger or Sale
      The indenture generally permits us to consolidate with or merge into another entity. It also permits us to sell or transfer all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if it is not us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the applicable indenture, including the payment of all amounts due on the debt securities and performance of obligations under the indenture; and

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel stating that the transactions comply with these conditions.
      If we consolidate with or merge into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under the indenture and under the debt securities.
Events of Default and Remedies
      An event of default with respect to any series of debt securities is defined in the indenture as being:

•	default for 30 days in payment of any installment of interest on any debt security of that series beyond any applicable grace period;

•	default in payment of the principal of or premium, if any, on any of the debt securities of that series when due;

•	default for 60 days after notice in the observance or performance of any other covenants in the indenture or applicable supplemental indenture relating to that series; and

•	our bankruptcy, insolvency or reorganization.
      Additional events of default for your series of debt securities may be defined in a supplemental indenture for your securities.
      The indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to a series of debt securities, if the trustee considers it in the interest of the holders of that series of debt securities to do so.
      The indenture provides that if any event of default (other than our bankruptcy, insolvency or reorganization) has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding, acting together as a single class, may declare the principal amount of and all accrued but unpaid interest on all the debt securities of that series to be due and payable immediately. If our bankruptcy, insolvency or reorganization causes an event of default, the principal amount of and all accrued but unpaid interest on all series of debt securities that are affected by the event of default will be immediately due and payable without any declaration or action by the trustee or the holders.
      The holders of a majority in principal amount of the debt securities of a series then outstanding that are affected by an event of default, acting as a single class, by written notice to the trustee and to us, may waive any past default, other than any event of default in payment of principal or interest or in respect of an indenture provision that may be amended only with the consent of the holder of each affected debt security. Holders of a majority in principal amount of debt securities of any series affected by an event of default that were entitled to declare the event of default may rescind and annul the declaration and its consequences if the recission will not conflict with any judgment or decree for payment of money due that has been obtained by the trustee.
      The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture.
Defeasance
      Defeasance and Discharge. At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if we deposit with the trustee, in trust, sufficient money or, if the debt securities of that series are denominated and payable in U.S. dollars only, eligible instruments, to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the indenture and the terms of the debt securities.
      When we use the term “eligible instruments” in this section, we mean monetary assets, money market instruments and securities that are payable in dollars only and are essentially risk free as to collection of principal and interest, including:

•	direct obligations of the United States backed by the full faith and credit of the United States; or

•	any obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States if the timely payment of the obligation is unconditionally guaranteed as a full faith and credit obligation by the United States.

      In the event that we deposit money and/or eligible instruments in trust and discharge our obligations under a series of debt securities as described above, then:

•	the indenture will no longer apply to the debt securities of that series; but certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities, to maintain paying agencies and the trust funds and to pay additional amounts, if any, required as a result of U.S. withholding taxes imposed on payments to non-U.S. persons will continue to apply; and

•	holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and any interest on the debt securities of that series.
      Defeasance of Covenants and Events of Default. At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture. If we so provide and we make the deposit, we will not have to comply with any covenant we designate when we establish the series of debt securities.
      In the event of a covenant defeasance, our obligations under the indenture and the debt securities, other than with respect to the covenants specifically referred to above, will remain in effect.
      If we exercise our option not to comply with any covenant and the debt securities of the series become immediately due and payable because an event of default has occurred, other than as a result of an event of default related to a covenant that is subject to defeasance, the amount of money and/or eligible instruments on deposit with the applicable trustee will be sufficient to pay the principal, any interest, any premium and any other sums, due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the applicable indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. We would remain liable, however, for the balance of the payments.
Registration and Transfer
      Unless we indicate otherwise in the applicable prospectus supplement, we will issue debt securities only as registered securities without coupons. Debt securities that we issue as bearer securities will have interest coupons attached, unless we indicate otherwise in the applicable prospectus supplement.
      With respect to registered securities, we will keep or cause to be kept a register in which we will provide for the registration of registered securities and the registration of transfers of registered securities. We will appoint a “security registrar,” and we may appoint any “co-security registrar,” to keep the security register.
      Upon surrender for registration of transfer of any registered security of any series at our office or agency maintained for that purpose in a place of payment for that series, we will execute one or more new registered securities of that series in any authorized denominations, with the same aggregate principal amount and terms. At the option of the holder, a holder may exchange registered securities of any series for other registered securities of that series, or bearer securities (along with all necessary related coupons) of any series for registered securities of the same series. Registered securities will not be exchangeable for bearer securities in any event.
      We will agree in the indenture that we will maintain in each place of payment for any series of debt securities an office or agency where:

•	any debt securities of each series may be presented or surrendered for payment;

•	any registered securities of that series may be surrendered for registration of transfer;

•	debt securities of that series may be surrendered for exchange or conversion; and

•	notices and demands to or upon us in respect of the debt securities of that series and the indenture may be served.

      We will not charge holders for any registration of transfer or exchange of debt securities. We may require holders to pay for any tax or other governmental charge that may be imposed in connection with any such registration of transfer or exchange, other than exchanges expressly provided in the indenture to be made at our own expense or without expense or without charge to the holders.
Global Securities
      We may issue debt securities of a series, in whole or in part, in the form of one or more global securities, registered in the name of Cede & Co., the nominee of The Depository Trust Company, New York, New York, unless the prospectus supplement or pricing supplement describes another depositary or states that no global securities will be issued. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole by:

•	DTC to its nominee;

•	DTC’s nominee to the depositary or another nominee of the depositary; or

•	DTC or any nominee to a successor depositary or any nominee of that successor.
      Upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the principal amount of the securities represented by the global security to accounts of institutions that have accounts with DTC. Institutions that have accounts with DTC are referred to as “participants.” The accounts to be credited will be designated by the agents, or by us if we sell the securities directly. Owners of beneficial interests in a global security that are not participants or persons that may hold through participants but desire to purchase, sell or otherwise transfer ownership of the securities by book-entry on the records of DTC may do so only through participants and persons that may hold through participants. Because DTC can only act on behalf of participants and persons that may hold through participants, the ability of an owner of a beneficial interest in a global security to pledge securities to persons or entities that do not participate in the book-entry and transfer system of DTC, or otherwise take actions in respect of the securities, may be limited. In addition, the laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair a purchaser’s ability to transfer beneficial interests in a global security.
      So long as DTC, or its nominee, is the registered owner of a global security, DTC or its nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Generally, owners of beneficial interest in a global security will not be entitled to have securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of securities in definitive form and will not be considered the owners or holders of the securities under the indenture.
      Principal and interest payments on securities registered in the name of DTC or its nominee will be made to DTC or its nominee as the registered owner of a global security. Neither we, the trustee, any paying agent nor the security registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
      We expect that DTC, upon receipt of any payment of principal or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of a global security as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in “street name,” and will be the responsibility of such participants. Owners of beneficial interests in a global security that hold through DTC under a book-entry format (as opposed to holding certificates directly) may experience some delay in the receipt of interest payments since DTC will forward payments to its participants, which in turn will forward them to persons that hold through participants.
      If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue securities in definitive registered form in exchange for a global security. In addition and subject to the rules and procedures of DTC, we may at any time request that the securities no longer be represented by a global security and, in that event, we will issue securities in definitive registered form in exchange for the global security. In either instance, an owner of a beneficial interest in a global security will be entitled to have securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the securities in definitive form.
      DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law; a member of the Federal Reserve System; a “clearing corporation” within the meaning of the New York Uniform Commercial Code; a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act, as amended; and a “banking organization” within the meaning of the New York Banking Law. DTC holds securities that its participants deposit with DTC. DTC also facilitates settlement of securities transactions among its participants, such as transfers and pledges in deposited securities, through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by several DTC participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, including banks, brokers, dealers and trust companies, that clear through or maintain a custodian relationship with a participant, whether directly or indirectly.
Payment and Paying Agents
      Unless we indicate otherwise in a prospectus supplement:

•	we will maintain an office or agency in each place of payment for any series of debt securities where debt securities of that series may be presented or surrendered for payment; we may also from time to time designate one or more other offices or agencies where debt securities of one or more series may be presented or surrendered for payment and may appoint one or more paying agents for the payment of debt securities, in one or more other cities, and may from time to time rescind these designations and appointments;

•	at our option, we may pay any interest by check mailed to the address of the person entitled to payment as that address appears in the applicable security register kept by us or by wire transfer; and

•	we will pay any installment of interest on registered securities to the person in whose name the debt security is registered at the close of business on the regular record date for that payment.
      The holder of any coupon relating to a bearer security will be entitled to receive the interest payable on that coupon upon presentation and surrender of the coupon on or after the interest payment date of the coupon. We will not make payment with respect to any bearer security at any of our offices or agencies in the United States, by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.
Modification and Amendment
      Some of our rights and obligations and some of the rights of holders of the debt securities may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting as one class. The following modifications and amendments, however, will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in payments due on the debt securities;

•	a change in the place of payment or currency in which any payment on the debt securities is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the debt securities;

•	a change in the ranking or priority of any debt securities;

•	a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the applicable indenture or required to consent to a waiver of compliance with certain provisions of the applicable indenture or past defaults under the applicable indenture;

•	a reduction in the requirements contained in the applicable indenture for quorum or voting;

•	a limitation of a holder’s right, if any, to repayment of debt securities at the holder’s option; and

•	a modification of any of the foregoing requirements contained in the applicable indenture supplement.
Concerning the Trustee
      JPMorgan Chase Bank, the trustee, provides and may continue to provide various services to us in the ordinary course of its business. The indenture contains limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any claim as security or otherwise. The indenture permits the trustee to engage in other transactions; but if it acquires any conflicting interest, it must eliminate the conflict or resign.
      The indenture provides that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.
Governing Law
      The laws of the State of New York will govern the indenture and the debt securities.
DESCRIPTION OF CAPITAL STOCK
      Our authorized capital stock is 1,125,000,000 shares of common stock, $.20 par value, and 20,000,000 shares of preferred stock, $.20 par value. Effective on June 20, 2003, we paid a stock dividend to the holders of our common stock of two shares for each share held. As of September 30, 2004, 429,213,547 shares of our common stock and 3,300,000 shares of our preferred stock were outstanding.
Common Stock
      We are registering shares of our common stock primarily to preserve our flexibility to deliver or sell shares of our common stock in connection with the settlement of privately negotiated equity forward purchase contracts. We may also issue common stock upon conversion, exercise or exchange of any debt securities, preferred stock or warrants or in connection with acquisitions.
      Our common stock is described in our registration statement on Form 8-A, which we filed with the SEC on August 7, 1997, as amended by our Form 8-A/ A, which we filed with the SEC on July 27, 1999. These documents are incorporated by reference into this prospectus.
      We will distribute a prospectus supplement with regard to each issue of common stock. Each prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined in our Form 8-A, as amended, that will not apply to that common stock.
Preferred Stock
      We may issue preferred stock in one or more series with any rights and preferences that may be authorized by our board of directors. Our currently outstanding preferred stock is described in our registration statement on Form 8-A, which we filed with the SEC on November 10, 1999 and which is incorporated by reference into this prospectus.
      We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series of preferred stock;

•	any limit upon the number of shares of the series of preferred stock that may be issued;

•	the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

•	the date or dates, if any, on which we will be required or permitted to redeem the preferred stock;

•	the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

•	the voting rights, if any, of the holders of the preferred stock;

•	the dividends, if any, that will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends, and may be cumulative or non-cumulative;

•	the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock, or a purchase fund to be used to purchase preferred stock; and

•	any other material terms of the preferred stock.
      Any or all of these rights may be greater than the rights of the holders of common stock.
      Our board of directors, without shareholder approval, may issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of our common stock. The terms of the preferred stock that might be issued could conceivably prohibit us from:

•	consummating a merger;

•	reorganizing;

•	selling substantially all of our assets;

•	liquidating; or

•	engaging in other extraordinary corporate transactions without shareholder approval.
      Preferred stock could therefore be issued with terms calculated to delay, defer or prevent a change in our control or to make it more difficult to remove our management. Our issuance of preferred stock may have the effect of decreasing the market price of the common stock.
DESCRIPTION OF WARRANTS
      We may issue:

•	warrants for the purchase of debt securities, preferred stock, common stock or units of two or more of these types of securities;

•	currency warrants, which are warrants or other rights relating to foreign currency exchange rates; or

•	index warrants, which are warrants for the purchase or sale of debt securities of, or guaranteed by, the United States government or its agencies, units of a stock index or a stock basket or a commodity or a unit of a commodity index.
      Warrants may be issued independently or together with debt securities, preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.
      We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

•	in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants, and the price at which you may purchase the debt securities upon exercise;

•	in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants, and the price at which you may purchase shares of preferred stock of that series upon exercise;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of the warrants and the price at which you may purchase shares of common stock upon exercise;

•	in the case of currency warrants, the designation, aggregate principal amount, whether the currency warrants are put or call currency warrants or both, the formula for determining any cash settlement value, exercise procedures and conditions, the date on which your right to exercise the currency warrants commences and the date on which your right expires, and any other terms of the currency warrants;

•	in the case of index warrants, the designation, aggregate principal amount, the procedures and conditions relating to the exercise of the index warrants, the date on which your right to exercise the index warrants commences and the date on which your right expires, the national securities exchange on which the index warrants will be listed, if any, and any other material terms of the index warrants;

•	in the case of warrants to purchase units of two or more securities, the type, number and terms of the units purchasable upon exercise of the warrants and the price at which you may purchase units upon exercise;

•	the period during which you may exercise the warrants;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

•	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

•	any other material terms of the warrants.
      Unless we provide otherwise in a prospectus supplement, warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only, and will be issued in registered form only. The exercise price for warrants will be subject to adjustment as described in the prospectus supplement for those warrants.
      Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including:

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of or any premium or interest on the debt securities purchasable upon exercise, or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.
PLAN OF DISTRIBUTION
      We may sell any of the securities being offered by this prospectus separately or together:

•	through agents;

•	to or through underwriters who may act directly or through a syndicate represented by one or more managing underwriters;

•	through dealers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	in exchange for our outstanding indebtedness;

•	directly to purchasers, through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.
      If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will describe the terms of the exchange, and the identity and the terms of sale of the securities offered under this prospectus by the selling security holders.
      The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices that may be changed, at market prices prevailing at the time of sale or prices related to prevailing market prices or at negotiated prices.
      Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us to an agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an “underwriter” of the securities as that term is defined in the Securities Act.
      If we utilize an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of securities. We will describe any of these activities in the prospectus supplement.
      If a dealer is utilized in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.
      We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process, if utilized.
      Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may be our customers, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.
      Certain of the agents, underwriters and dealers that we sell the securities offered under this prospectus to or through, and certain of their affiliates, engage in transactions with and perform services for us in the ordinary course of business. We may enter into hedging transactions in connection with any particular issue of the securities offered under this prospectus, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, the applicable agent, underwriter or dealer, an affiliate of that agent, underwriter or dealer or an unrelated entity. We, the applicable agent, underwriter or dealer or other parties may receive compensation, trading gain or other benefits in connection with these transactions. We are not required to engage in any of these transactions. If we commence these transactions, we may discontinue them at any time. Counterparties to these hedging activities also may engage in market transactions involving the securities offered under this prospectus.
      No securities may be sold under this prospectus without delivery (in paper format, in electronic format, in electronic format on the Internet, or by other means) of the applicable prospectus supplement describing the method and terms of the offering.

LEGAL MATTERS
      Marianne M. Keler, Esq., who is our Executive Vice President and General Counsel, or another of our lawyers, will issue an opinion about the legality of the securities offered by this prospectus. Ms. Keler owns shares of our common stock and holds stock options and stock-based awards under our compensation and management incentive plans. Other of our lawyers may also own our common stock and hold similar stock options or awards. They may receive additional awards under these plans in the future.
      Certain legal matters will be passed upon for any underwriters or agents by Cadwalader, Wickersham & Taft LLP, Washington, DC, or another law firm named in the prospectus supplement or pricing supplement for your securities. Cadwalader, Wickersham & Taft LLP represents us in other legal matters.
EXPERTS
      The financial statements for the fiscal year ended December 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. On May 7, 2002, our board of directors decided no longer to engage Arthur Andersen LLP as our independent public accountants. Arthur Andersen LLP has ceased operations in the United States. We have retained PricewaterhouseCoopers LLP as our independent public accountants.
      We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to the inclusion of their report in this prospectus. Therefore, you will not be able to sue Arthur Andersen LLP under Section 11 of the Securities Act and your right of recovery under that section for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP and incorporated by reference or any omissions to state a material fact required to be stated therein may be limited.
      The consolidated financial statements for the fiscal years ended December 31, 2003 and December 31, 2002 (other than the interim financial information contained in any Form 10-Q Report incorporated by reference in this prospectus) incorporated by reference into this prospectus and registration statement have been audited by PricewaterhouseCoopers LLP, independent public accountants, as stated in their report thereto, and are incorporated by reference herein in reliance upon the report of said firm given as experts in accounting and auditing in giving said report.

4,000,000 Shares
Floating-Rate Non-Cumulative Preferred Stock, Series B

PROSPECTUS SUPPLEMENT

June 1, 2005
Goldman, Sachs & Co.                                                      Morgan Stanley
Joint Book-Runners

Banc of America Securities LLC

Citigroup

Lehman Brothers

Merrill Lynch & Co.

Wachovia Securities
Co-Managers
      You should rely only on the information contained in this prospectus supplement and the attached prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus supplement or the attached prospectus. This prospectus supplement and the attached prospectus are not an offer to sell nor are they seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement and the attached prospectus is correct only as of the date of this prospectus supplement, regardless of the time of the delivery of this prospectus supplement or the attached prospectus or any sale of these securities.